Exhibit 10(kk)-1
AMENDMENT TO PERSONAL CONTRACT DATED 5 DECEMBER 1997
This AMENDMENT TO YOUR PERSONAL CONTRACT dated the 13th day of August 2013.
BETWEEN

(1)	WESTERN POWER DISTRIBUTION (SOUTH WEST) plc ("the Company") whose registered office is at Avonbank, Feeder Road, Bristol BS2 0TB
and

(2)	PHILIP SWIFT ("the Director") of The Old Rectory, St Johns Road, Slimbridge, Gloucestershire GL2 7BJ
amends the Personal Contract dated 5 December 1997 and the letter of 24 October 2006 and restates the provisions contained therein as follows:
References in this Agreement to "Group" shall mean the Company and any holding company of the Company or any subsidiary or subsidiary undertaking of the Company or the Company's holding company as defined in the Companies Act 1985 and any reference to the Company shall, where the context so requires or implies, include a reference to any company which controls the Company or which the Company controls or any subsidiary or any subsidiary undertaking.
NOW IT IS HEREBY AGREED:
1.    Appointment and Term

(a)	The Director is appointed to serve the Company as Operations Director in accordance with the terms and conditions of this Agreement from the first day of July 2013 (the "Employment") until:

(i)	it is determined in accordance with Clause 14; or

(ii)	the expiry of 6 months' notice to terminate this Agreement given by the Company to the Director or 6 months' notice to terminate this Agreement given by the Director to the Company.

(b)
The Company may without prior notice suspend and/or exclude the Director from all or any premises of the Company or the Group for any period not exceeding 6 months provided that throughout such period the Director's salary and other contractual benefits shall continue to be paid and the Director shall keep himself available for work notwithstanding that the Company shall not be obliged to provide any work for the Director during such period.

(c)	The Company may from time to time appoint a person any other person or persons to act jointly with the Director in relation to some or all his duties.

2.    Duties
During the Employment the Director must:

(a)	in relation to the Group perform the duties and exercise the functions as may from time to time reasonably be assigned to or vested in him by the Chief Executive of the Company;

(b)	well and faithfully serve the Company to the best of his knowledge, power and ability and use his utmost endeavours to promote the interests and welfare of the Group; and

(c)
comply with all lawful and reasonable requests; instructions and regulations made by the Chief Executive or by anyone authorised by him and promptly provide such explanations, information and assistance as to his activities in the business of the Group as are reasonable.

3.    Place and Time of Work

(a)
The Company's hours of work are from 8.30 am to 5.00 pm Monday to Friday. However the Director will be required and expected to devote to the affairs of the Group the whole of his time and attention during normal business hours and at such other times as his duties may reasonably require.

(b)
The Director shall perform his duties at the head office of the Company or at such other place as the Company shall reasonably require from time to time. If the Director is required subsequently to relocate the Company shall pay all reasonable expenses in accordance with the Company's relocation scheme in force from time to time.

4.    Conflicts of Interest
The Director must:

(a)
not during his Employment hereunder (except in the proper performance of his duties or with the prior written consent of the Company) be directly or indirectly engaged, concerned or interested in any other business activity (where such engagement, concern or interest may reasonably be expected to interfere with the performance of his duties in the Employment) provided that this provision shall not inhibit the holding (directly or through nominees) of quoted investments as long as not more than 5% of the shares or stock of any class of any one company shall be so held;

(b)	comply with the Company's Code of Ethics and PPL's Standards of Integrity as may be modified from time to time.
5.    Remuneration

(a)
As remuneration for his services in the Employment the Director shall (unless and until otherwise agreed) receive a base salary at the rate of £225,000 per annum which shall accrue from day to day and be payable in instalments monthly, such salary being inclusive of any fees to which the Director may be entitled as a Director of any company in the group.

(b)	The Company shall review the Director's salary as provided for in the subclause above annually and any changes consequent upon the said review shall take effect from 1 April of the same year.

(c)
In addition to the salary referred to above the Director shall be eligible to participate at the Company's discretion in any bonus or incentive schemes for senior executives and/or directors that the Company may operate from time to time subject to and in accordance with the rules of such schemes. Attachment A outlines the provisions of the Company's Compensation Scheme. Specific details are provided on an annual basis.

6.    Expenses

The Director shall be reimbursed such expenses as are properly and reasonably incurred by him in the performance of his duties and are detailed in the Company's policy on expenses from time to time. The Director shall produce such vouchers and receipts if practical as may be required.

7.    Pension

The Director shall be entitled to continue to be a member of the Electricity Supply Pension Scheme during the employment. A contracting-out certificate is in force in relation to the Employment.

Pensionable salary will consist of base salary and payments made under the short-term incentive plan (annual bonus payments).

8.    Car

The Director shall be entitled to car usership benefits and private fuel benefits in accordance with the Company's Executive User Car Scheme as published and varied from time to time.

9.    Private Medical Insurance

The Director, his wife and dependant children up to age 21, or up to age 25 if in full time education, shall be entitled to participate in a private medical insurance scheme to be provided at the expense of the Company.

10.    Holidays

(a)
In addition to the usual bank and public holidays the Director shall be entitled to 30 working days’ holiday in each Holiday Year to be taken at a time or· times to be agreed with him by the Chief Executive of the Company. The Holiday Year will be the twelve month period commencing from the first day of the month in which the Director's birthday falls. Accrued but untaken holiday will lapse at the end of the Holiday Year in which the entitlement arises and may not be carried forward for use in the next Holiday Year unless otherwise agreed with the Chief Executive.

(b)	Upon termination of the Employment for whatever reason the Director:

(i)	Shall be entitled to payment in lieu of accrued but untaken holiday entitlement for the current Holiday Year; and

(ii)	may be required to repay the Company any salary received in respect of holiday taken in excess of his proportionate holiday entitlement.

11.    Illness

(a)
Should the Director be prevented by sickness, injury or other incapacity from properly performing his duties in the Employment he shall report the fact directly or indirectly to the Chief Executive of the Company as soon as is reasonably practicable.

(b)
For sickness, injury or other incapacity of seven days or less, upon his return to work, the Director shall complete an Absence Self Certificate. For sickness, injury or other incapacity of eight days or more the Director must obtain a doctor's statement which he shall submit to the Company at appropriate intervals.

(c)
Provided the Director complies with sub-clauses (a) and (b) above, he shall be entitled to receive his full basic rate of remuneration (to include any statutory sick pay or social security benefits payable) for the first twenty six weeks of any sickness, injury or other incapacity in any one year of employment under this Agreement (whether such weeks are consecutive or in aggregate). For the next twenty six week period, payment shall be at half the Director's basic rate of remuneration for so much of the next twenty six week period as the Director suffers sickness, injury or other-incapacity in any one year.

(d)
For any injury or illness in excess of eight days or in the case of persistent or recurring injury or illness, the Company shall be entitled to approach the Director's own doctor having obtained on each occasion the Director's specific prior consent .and/or to require the Director to attend a medical examination with a doctor nominated by the Company at the Company's expense.

12.    Confidentiality
The Director must not at any time without the previous consent in writing of the Company, other than in the course of his duties, divulge or make known to anyone any secrets or any technical, commercial, financial or other information of. a confidential nature relating to the business or customers of the Group save to the extent that such information has become a matter of public record. All papers and documents used by the Director in the course of his Employment are and will remain the property of the Company and must be delivered up to the Company on termination of the Agreement. This clause operates independently of the existence of the Agreement.
13.    Non-Solicitation
By accepting this Employment and continuing to be employed by the Company the Director undertakes and covenants with the Company that unless otherwise agreed and consented to by the Company, the Director shall not during this Employment nor for a period of twelve months it has come to an end solicit, entice, procure or endeavour to persuade any other director, officer, manager, supervisor or senior technical or sales employee of the Company or the Group with whom the Director shall have had personal contact or dealings during the course of his employment to leave the employment of the Group.
14.    Summary Termination
Without prejudice to any remedy which it may have against the Director for breach or non-performance of any of the provisions of this Agreement, the Company may by notice in writing to the Director. forthwith determine this Agreement if he:

(a)	becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors; or

(b)	is prevented by law from holding the office of director; or

(c)	is guilty of;

(i)	any gross misconduct; or

(ii)	gross negligence in the performance of his duties; or

(iii)	any breach of any fundamental term of this Agreement; or

(iv)
persistent neglect of his duties or persistent non-observance of any condition of this Agreement (provided that in each case the Company shall. first have given due written warning of such neglect or nonobservance as the case may be).

15.    Change of Control
15.1    For the purposes of this clause

(a)	Relevant Event means either:

(i)
the giving of notice by the Company or the termination of the Director's employment (other than for reason of gross misconduct or material breach of contract on the Director's part (an "excluded reason"); or

(ii)
without a Director's express written consent, after written notice to his Employing Company, and after a, thirty day opportunity for the Employing Company to cure, the continuing occurrence of any of the following events:

(a)
Inconsistent Duties. A meaningful and detrimental alteration in the Director's position or in the nature or status of his responsibilities from those in effect immediately prior to the Change in Control;

(b)
Reduced Salary. A reduction of 5% or more by the Employing Company in either of the following: (i) the Director's highest annual base salary rate as in effect at any time during the 12 month period immediately preceding the date of the Change in Control ("Base Salary") (except for a less than 10%, across-the-board Base Salary rate reduction similarly affecting at least 95% of all Employees of the Employing Company); or (ii) the sum of the Director's Base Salary plus target bonus under the Employing Company’s short term bonus plan, as in effect immediately prior to the Change in Control (except for a less than 10%, across-the-board reduction of Base Salary plus target bonus under such short term plan similarly affecting at least 95% of all Employees of the Employing Company);

(c)
Pension and Compensation Plans. The failure by the Employing Company to continue in effect any "pension plan or agreement" or "compensation plan or agreement'' in which the Director participates as of the date of the Change in Control or the elimination of the Director's participation in any such plan (except for across-the-board plan changes or terminations similarly. affecting at least 95% of all Employees of the Employing Company). For purposes of this subsection (c), a "pension plan or agreement" shall mean any written arrangement executed by an authorized officer of the Employing Company which provides for payments upon retirement; and a "compensation plan or agreement" shall mean any written arrangement executed by an authorized officer of the Employing Company which provides for periodic, nondiscretionary compensatory payments to employees in the nature of bonuses;

(d)
Relocation. A change in the Director's work location to a location more than 50 miles from the facility where the Director was located immediately prior to the Change in Control, unless such new work location is within 50 miles from the Director's principal place of residence at the time of the change in Control. The acceptance, if any, by the Director by an Employing Company at a work location which is outside the 50 mile radius set forth in this Section shall not be a waiver of the Director's right to refuse subsequent transfer by the Employing Company to a location which is more than 50 miles from the Director's principal place of residence at the time of the Change in Control, and such subsequent, unconsented transfer shall be "Relevant Event" under this Policy; or

(e)
Benefits and Perquisites. The taking of any action by the Employing Company that would directly or indirectly materially reduce the benefits enjoyed by the Director under the Employing Company's retirement, life insurance, medical, health and accident, disability, deferred compensation or savings plans in which the Director was participating immediately prior to the Change in Control, or the failure by the Employing Company to provide the Director with the number of paid holidays to which the Director is entitled on the basis of years of service with the Employing Company in accordance with the Employing Company's normal annual leave policy in effect immediately prior to the Change in Control (except for across-the-board plan or vacation policy changes or plan terminations similarly affecting at least 95% of all Employees of the Employing Company).

Relevant Event shall not include the Director's Death or Disability. The fact that the Director may be eligible for Retirement shall not prevent him from resigning for a Relevant Event provided a Relevant Event shall have occurred. Any dispute as to whether a Relevant Event shall have occurred or been cured on a timely basis shall be resolved by the relevant PPL Committee; provided, however, that if any member of the relevant PPL Committee is a Director involved in the dispute, such dispute shall be resolved by the PPL Board. Any such resolution by the PPL Committee or the Board, as appropriate, shall be binding on the Employing Company and the Director.
The Relevant Event occurs if the Director's employment is involuntarily terminated by the Employing Company at any time during the 2 year; period following a Change in Control for any reason other than for Cause or who shall voluntarily terminate his employment with his Employment Company for a Relevant Event at any time during the 2 year period following a Change of Control. Notwithstanding anything to the contrary above, a Relevant Event does not occur if the Director:

(a)	is on leave of absence as of his Termination Date, unless such Director is capable of returning to work within 12 weeks of such leave of absence from work;

(b)	voluntarily terminates his employment with the Employing Company other than for a Relevant Event;

(c)	has his employment terminated by the Employing Company for Cause; or

(d)	terminates from employment by reason of his Death or Disability.

(b)	Change of Control means where;

(i)
the Company comes under. the control of any person or persons acting in concert (as those terms are defined for the time being in the City Code on Takeovers and Mergers) not having control of the Company at the date of this letter; or

(ii)
the person or persons having the right to control, directly or indirectly, a majority of the votes which may ordinarily be cast at general meetings of the Company or the right to control the composition of the Board, cease to have those rights.

Change of Control does not occur unless PPL does not maintain at least 50% equity or voting interest.

(c)	To the extent that terms used in this clause 15 are not defined elsewhere in this Agreement, the definitions set out in clause 46 of the Electricity Supply Pension Scheme shall apply.

15.2    If a Relevant Event occurs the Company shall

(a)
pay to the Director within 7 days of the termination of his employment a sum equal to one and a half (1.5) times his taxable pay (as would fall to be included in the amount shown on the annual forms P60 and P11D) received from the Company during the twelve months immediately preceding the Change of Control;

(b)
procure that the Director's benefits under the Electricity Supply Pension Scheme which have accrued at the date of termination of employment are augmented by crediting him with two additional years' Pensionable Service subject to the Director contributing 6% of his Pensionable Salary to the pension scheme and the Company shall make such additional contributions to the Electricity Supply Pension Scheme as are necessary to secure that augmentation and, if this is not possible, due to Inland Revenue limits, procure the payment of such cash sum as is of equivalent value;

(c)
procure the payment of pension benefits to the Director by the Electricity Supply Pension Scheme on the basis of his termination of employment being caused by reorganisation, such benefits to include the augmentation described in 15.2(b) above.

15.3
Subject to any rights accrued at the date of termination of the Director's employment under the provisions of any pension scheme of the Company, any payment by the Company pursuant to this clause 15 shall be made in full and final settlement of all and any claims arising from or in connection with the Director's employment or its termination or his office of Director and its loss in each case in respect of the Company or the Group.

15.4	All payments to be made pursuant to this clause 15 shall be paid less any necessary withholdings.

15.5
The Director hereby agrees that he shall not bring any claim before any court or employment tribunal relating to his employment and/or its termination except in so far as such claim is brought solely to enforce the provisions of this clause. The Director agrees to enter into an agreed form of compromise agreement on or around the date of termination of his employment to give effect to this clause.

16.    Resignation from Directorships Following Termination of Employment
Upon termination of this Employment for whatever reason the Director must forthwith tender his resignation as a Director of any Group company without compensation. The Director hereby irrevocably authorises the Company to appoint some person in his name and on his behalf to sign any documents and do any things necessary to give effect thereto, if the Director shall fail to sign or do the same himself. The Director shall also promptly return all Company property, equipment and documents (including all copies) to the Company.
17.    Effect of Termination of this Agreement
The expiry or termination of this Agreement howsoever arising shall not operate to affect any of the provisions hereof which are expressed to operate or have effect thereafter and shall not prejudice the exercise of any right to remedy of either patty accrued beforehand.
18.    Disciplinary and Grievance Procedure

If the Director is dissatisfied with any disciplinary action or has any grievance concerning this Employment he should raise the matter with the Chief Executive.
19.    Patents, Secrets, Processes and Improvements

(a)
Any discovery or invention or secret process or improvement in procedure made or discovered by the Director while in the service of the company whether before or after the date of this Agreement with or in any way affecting or relating to the business of the Company or of any company in the Group or capable of being used or adapted for the use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company:

(b)
The Director shall, if and when required so to do by the Company at the expense of the Company, apply to join with the Company in applying for letters patent or other equivalent protection in the United Kingdom and in any part of the world for any such discovery, invention, process or improvement as aforesaid and shall at the expense of the Company execute and do all instruments and things necessary for vesting the said letters patent or other equivalent protection when obtained and all rights, title to, and interest in the same in the Company absolutely and as sole beneficial owner or in such other person as the Company may specify. The Director hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and to do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of the provisions of this clause but not otherwise in favour of any third patty a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

20.    Health and Safety
The Company attaches great importance to the health and safety of its employees and recognises a duty to prevent where possible personal injury by ensuring that the design, construction, operation and maintenance of all equipment, facilities and systems are in accordance with the Health and Safety requirements of the Company. In order to achieve this aim the Director must ensure compliance with all reasonable requirements of the Company in relation to the employees whom the Director controls in order to prevent injury to themselves and others.
21.    Gratuities
The Manager must not under any circumstances either directly or indirectly receive or accept for his own benefit any commission, rebate, discount, gratuity, profit or other benefits from any person, company or firm having business transactions with the Company or any Associated Company except those gifts or benefits of a token nature and insignificant in value (such as diaries, calendars, writing instruments and business lunches).
22.    Governing Law and Entire Agreement

(a)
This Agreement and the Employment shall be governed by and construed in accordance with English law in all respects. The parties agree that the English Courts and Tribunals shall have exclusive jurisdiction to determine any disputes or claims arising under or in connection with this Agreement, the Employment or the termination of either or both of them.

(b)
Except as otherwise expressly provided by its terms and for any detailed rules (not being inconsistent with the express terms hereof) from time to time laid down by the Company, this Agreement represents the entire understanding, and supersedes any previous agreement, between the parties in relation to the Employment.

23.    Notices
Any notice to be given hereunder shall be in writing. Notice to the Director shall be sufficiently served by being delivered personally to him or by being sent by first class post addressed to him at his usual or last know place of abode. Any notice if so posted shall be deemed served upon the first day following that on which it was posted. Notice to the Company shall be sufficiently served by being delivered to the Company Secretary at the Registered Office of the Company.

SIGNED on behalf of the Company
by R A Symons, Chief Executive	/s/ R. A. Symons
in the presence of:

Witness signature Name
(block capitals)	/s/ Beverly Collins
Address	c/o Western Power Distribution
Avon Bank, Feeder Road, Bristol

SIGNED by the Director
P Swift	/s/ Philip Swift
in the presence of:	c/o Western Power Distribution
Avon Bank, Feeder Road, Bristol

Witness signature Name
(block capitals)	D. Harris
Address	c/o Western Power Distribution
Avon Bank, Feeder Road, Bristol

Amendment to Service Agreement
Between the Company and Phil Swift

1.	The following amendments will be made to your Service Agreement dated 13 August 2013 with effect from 2 March 2016:
1.1    The following will be inserted as new paragraph (d) into clause 5 (Remuneration):

"(d)
In addition to the salary referred to above, the Director will also receive an amount calculated at an annual rate of 30% of his salary and annual bonuses under the Directors' Results Related Bonus Scheme payable to him by the Company from time to time. This annual amount will accrue with effect from 3 March 2016 from day to day and be payable in instalments monthly. It will only be payable during the Director's Employment for so long as he is not a Contributor to the Electricity Supply Pension Scheme. It will be non pensionable."

1.2    Clause 7 (Pension) shall be deleted and replaced with the following:
"From 3 March 2016 the Director shall cease to be a contributing member of the Electricity Supply Pension Scheme and shall accordingly cease to accrue pensionable service under the Electricity Supply Pension Scheme. He shall not be entitled to rejoin the Electricity Supply Pension Scheme as a contributing member without the agreement of the Company. The Employment of the Director shall cease to be contracted-out with reference to the Electricity Supply Pension Scheme with effect from 3 March 2016. From that date the Director's death and retirement benefits shall be provided in accordance with a letter from the Company to the Director dated 2 March 2016."